August 9, 2004

U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549
Gentlemen:

On August 9, 2004, this Firm received a draft copy of a Form 8-K to be filed by XML-Global Technologies, Inc. (Company) reporting Item 4 - Changes in Registrant's Certifying Accountant.

We have no disagreements with the statements made in the Form 8-K, Item 4 disclosures.

Yours truly,

/s/ Berkovits, Lago & Company, LLP
Berkovits, Lago & Company, LLP